EXHIBIT 3.202

STATE OF TENNESSEE

CERTIFICATE OF INCORPORATION

Name.	First. The name of this corporation is The Grundy Mining Company, Inc.

Address.	Second. The address of the principal office of this corporation in the State of Tennessee is Tracy City, Tennessee

Business.	Third. The general nature of the business to be transacted by this corporation is All phases of the coal industry

Stock, with Classifications and Distinguishing Characteristics, if any.	Fourth. The maximum number of shares of stock which this corporation is authorized to have outstanding at any time is to be five hundred (500) shares of no par common stock.

Initial	Fifth. The amount of capital with which this corporation will begin business
Capital.	Shall be (not less than One Thousand) One Thousand Dollars ($1,000.00) Dollars; and when such amount so fixed shall have been subscribed for, all subscriptions of the stock of this corporation shall be enforceable and it may proceed to do business in the same manner and as fully as though the maximum number of shares authorized under the provisions of the preceding section hereof shall have been subscribed for.

Duration.	Sixth. The time of existence of this corporation shall be perpetual.

Other Provisions. (See Section 5. Subsection 7. of the Corporation Act of 1929.)	Seventh. This corporation, by virtue of its existence, shall have power:
1. To sue and be sued in and by its separate name in law or equity.

2. To make contracts, and at its option, to have and use a common seal; of no seal, then the signature of the name of the corporation by any duly authorized officer shall be legal and binding.

3. To purchase and hold, or receive by gift, real and personal property, and also to accept and hold any real estate in payment of any debt due the corporation, and to sell and convey, or to lease real property and to sell or otherwise dispose of personal property or corporate purposes.

4. Establish bylaws, and make all rules and regulations not inconsistent with the laws of the State or of the United States, which may be deemed expedient for the management of corporate affairs.
5. To appoint such officers and agents as the business of the corporation may require, and to designate the name of such office and fix the compensation for same.

6. To borrow money and contract debts when necessary or proper for the transaction of its business, and to issue bonds, promissory notes or other obligations and evidences of indebtedness, either secured or unsecured, and the corporate property may be used in securing same.

7. To conduct business, have one or more offices, and hold, purchase, engage and convey real estate and personal property in this State and in any other of the several states.

8. To do everything necessary and proper for the objectives enumerated in this certificate of incorporation or amendment thereof, or necessary or incidental to the protection and benefit of the corporation, and in general to carry on any lawful business necessary or incidental to the attainments of the objections of the corporation; provided, however, that such powers shall in no event be construed to include those objects for which corporations may not be formed under the laws of this State.

We, the undersigned, apply to the State of Tennessee, by virtue of the laws of the land, for a Charter of Incorporation for the purposes and with the powers, etc., declared in the foregoing instrument.

Witness our hands this the 9th day of May, 1960.

Subscribing Witness:	/s/ Paul B. W. Kelly

/s/ Gladys Rogers

/s/ Paul D. Kelly, Jr.

ARTICLES OF AMENDMENT TO THE CHARTER

OF

GRUNDY MINING COMPANY, INC.

Pursuant to the provisions of Section 48-1-303 of the Tennessee General Corporation Act, the undersigned Corporation adopts the following articles of amendment to its charter:

1. The name of the Corporation is Grundy Mining Company, Inc.

2. The amendment adopted is:

Item “FIRST” is deleted. The new item FIRST reads as follows:

FIRST: The name of the Corporation is: Tennessee Consolidated Coal Company.

Item “SECOND” is deleted. The new item SECOND reads as follows:

SECOND: The address and principal office of this Corporation in the State of Tennessee is:

204 Betsy Pack Drive

Jasper, Tennessee 37347

3. The amendment was duly adopted by the unanimous written consent of the shareholders on February 15, 1985.

4. No exchange, reclassification or cancellation of issued shares shall be effected by this amendment.

5. The amendment is to be effective when these articles are filed by the Secretary of State.

DATED: February 28, 1985

GRUNDY MINING COMPANY, INC.

By: /s/ Ronald E. Calhoun

      Ronald E. Calhoun, President